Exhibit 99.1

NEWS RELEASE

Dynegy Inc.	• 601 Travis Street	• Suite 1400	• Houston, Texas	• 77002	• www.dynegy.com

FOR IMMEDIATE RELEASE					NR15-07

Dynegy Completes Duke Midwest Acquisition; Transformational Growth for Company

HOUSTON, TX (April 2, 2015) — Dynegy Inc. (NYSE: DYN), through its wholly owned subsidiary, has finalized its acquisition of Duke Energy’s commercial generation assets and retail business in the Midwest. The Duke assets include a seven million megawatt-hour (MWhr) retail portfolio and 11 generating stations, capable of generating 6.1 gigawatts of electricity into the PJM power market. The acquisition price was $2.8 billion in cash at closing.

The Company completed its acquisition of EquiPower Resources Corp. and Brayton Point Holdings, LLC from Energy Capital Partners yesterday. With these transactions, Dynegy now owns nearly 26,000 megawatts (MW) of generating capacity in eight states—enough to supply nearly 21 million homes. The Company also provides retail electricity to 830,000 residential customers and 23,000 commercial, industrial and municipal customers in Illinois, Ohio and Pennsylvania.

“The EquiPower and Duke acquisitions are transformational for Dynegy, ushering in a new era of substantial scale, and geographic and fuel diversity,” said Dynegy President and Chief Executive Officer Robert C. Flexon. “We now have a meaningful presence in three of the best markets in the country and substantial fuel diversity across our portfolio. Additionally, our PJM retail business is now fully backed by generation, providing a platform for growth.”

Yesterday the Company raised its projection for synergies from $40 million to $100 million and announced it was allocating $100 million of capital to reduce the equity that would have been issued under the original Energy Capital Partners transaction terms.

Transaction Benefits:

The transactions have doubled Dynegy’s generating capacity and are expected to increase annual generation from approximately 60 million MWhrs to an estimated 115 million MWhrs for the Company. Scale will drive productivity gains for the Dynegy platform, and overhead costs per MWh generated are expected to fall by 35%. With the higher levels of capacity contracting in PJM and ISO-NE, the Company will also benefit from improved visibility and predictability of cash flows. PJM and ISO-NE capacity payments will represent 25% of the combined company’s gross margin in 2015 compared to 11% today as a result of quadrupling the size of the PJM fleet and increasing the size of the New England fleet seven-fold.

Portfolio Diverse in Geography and Fuel Type: 25,758 megawatts in 8 states

Plant	Location	Net Capacity (3) (MW)	Market	Ownership Interest	Primary Fuel
Moss Landing 1&2	Moss Landing, CA	1,020	CAISO	100%	Gas
Moss Landing 6&7	Moss Landing, CA	1,509	CAISO	100%	Gas
Oakland	Oakland, CA	165	CAISO	100%	Oil
Brayton Point (2)(4)	Somerset, MA	1,493	ISO-NE	100%	Coal
Casco Bay	Veazie, ME	538	ISO-NE	100%	Gas
Dighton (2)	Dighton, MA	187	ISO-NE	100%	Gas
Lake Road (2)	Dayville, CT	856	ISO-NE	100%	Gas
Masspower (2)	Indian Orchard, MA	280	ISO-NE	100%	Gas
Milford(2)	Milford, CT	579	ISO-NE	100%	Gas
Independence	Scriba, NY	1,108	NY-ISO	100%	Gas
Baldwin	Baldwin, IL	1,815	MISO	100%	Coal
Havana	Havana, IL	434	MISO	100%	Coal
Hennepin	Hennepin, IL	294	MISO	100%	Coal
Wood River	Alton, IL	465	MISO	100%	Coal
Coffeen	Coffeen, IL	915	MISO-IPH	100%	Coal
Duck Creek	Canton, IL	425	MISO-IPH	100%	Coal
Edwards	Bartonville, IL	685	MISO-IPH	100%	Coal
Joppa/EEI	Joppa, IL	802	MISO-IPH	80%	Coal
Newton	Newton, IL	1,230	MISO-IPH	100%	Coal
Conesville Station 4 (1)	Conesville, OH	312	PJM	40%	Coal
Dicks Creek (1)	Monroe, OH	153	PJM	100%	Gas
Elwood (2)	Elwood, IL	788	PJM	50%	Gas
Fayette (1)	Masontown, PA	649	PJM	100%	Gas
Hanging Rock (1)	Ironton, OH	1,296	PJM	100%	Gas
Kendall	Minooka, IL	1,209	PJM	100%	Gas
Killen (1)	Manchester, OH	204	PJM	33%	Coal
Kincaid (2)	Kincaid, IL	1,108	PJM	100%	Coal
Lee (1)	Dixon, IL	712	PJM	100%	Gas
Liberty (2)	Eddystone, PA	600	PJM	100%	Gas
Miami Fort 7&8 (1)	North Bend, OH	653	PJM	64%	Coal
Miami Fort (CT) (1)	North Bend, OH	68	PJM	100%	Oil
Ontelaunee	Reading, PA	560	PJM	100%	Gas
Richland (2)	Defiance, OH	447	PJM	100%	Gas

Stryker (2)	Stryker, OH	19	PJM	100%	Oil
Stuart (1)	Aberdeen, OH	904	PJM	39%	Coal
Washington (1)	Beverly, OH	648	PJM	100%	Gas
Zimmer (1)	Moscow, OH	628	PJM	47%	Coal

(1) newly acquired Duke assets

(2) newly acquired EquiPower assets

(3) unit capabilities are based on winter capacity

(4) Brayton Point is scheduled to be retired from service on June 1, 2017

About Dynegy

We are committed to leadership in the electricity sector. With nearly 26,000 megawatts of power generation capacity and two retail electricity companies, we are capable of supplying 21 million homes with safe, reliable and economic energy. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois.

Forward-Looking Statement

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning: the anticipated transformation of Dynegy; Dynegy’s growth ability in its PJM retail business; anticipated synergies; and Dynegy’s anticipated benefits associated with the EquiPower and Duke acquisitions. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2014 Form 10-K. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) problems may arise in successfully integrating the Duke Energy, EquiPower and Brayton power facilities into Dynegy’s current portfolio, which may result in Dynegy not operating as effectively and efficiently as expected; (ii) Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iii) any of the transactions may involve unexpected costs or unexpected liabilities; (iv) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (v) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Contacts: Media: Micah Hirschfield, 713.767.5800; Analysts: Andy Smith, 713.507.6466